SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                     CADIZ LAND COMPANY, INC.
           ----------------------------------------------
          (Name of Registrant as Specified in Its Charter)


          -------------------------------------------------
            (Name of Person(s) Filing Proxy Statement
                   if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
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     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
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     Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

          ----------------------------------------------

     2)   Aggregate number or securities to which transaction
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          transaction computed pursuant to Exchange Act Rule 0-11
          (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided
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          ---------------------------------------------

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          ---------------------------------------------

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          ---------------------------------------------

     4)   Date Filed:

          ---------------------------------------------




                   CADIZ LAND COMPANY, INC.

                    ----------------------

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 To Be Held September 22, 1995

                  ---------------------------




To the Stockholders of
Cadiz Land Company, Inc.:

The Annual Meeting of Stockholders of Cadiz Land Company, Inc., a Delaware corporation (the "Company"), will be held at the Westwood Marquis Hotel and Gardens located at 930 Hilgard Avenue, Los Angeles, California, on Friday, September 22, 1995, at 9:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1) The election of four members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

(2) Ratification of the selection of Price Waterhouse LLP as the Company's independent certified public accountants for fiscal year 1996; and

(3) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

The subject matter of each of the above proposals is described within the Proxy Statement.

The Board of Directors has fixed the close of business on July 25, 1995, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of Common Stock must be present in person or be represented by proxy.

Whether or not you expect to attend the Annual Meeting in person, please date, sign and mail the enclosed proxy in the postage-paid return envelope provided as promptly as possible. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                              By Order of the Board of Directors

                              Susan K. Chapman
                              Secretary

Rancho Cucamonga, California
July 27, 1995


                       CADIZ LAND COMPANY, INC.
                    Annual Meeting of Stockholders


                          TABLE OF CONTENTS




                                                           Page
                                                           ----

PROXY STATEMENT INTRODUCTION                                 1

BENEFICIAL OWNERSHIP OF SECURITIES                           2

PROPOSAL 1:
     Election of Directors                                   5

PROPOSAL 2:
     Approval of Independent Auditors                       16

OTHER MATTERS                                               16

STOCKHOLDER PROPOSALS                                       16

ADDITIONAL INFORMATION                                      16



                      CADIZ LAND COMPANY, INC.
                10535 Foothill Boulevard, Suite 150
                Rancho Cucamonga, California 91730

                      ---------------------

                         PROXY STATEMENT
                              for
                  ANNUAL MEETING OF STOCKHOLDERS
                  To Be Held September 22, 1995

                     ----------------------


To Our Stockholders:

Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your proxy in the form enclosed to be used at the Company's Annual Meeting of Stockholders to be held on Friday, September 22, 1995, at the time and place and for the purposes set forth in the accompanying
Notice of Annual Meeting of Stockholders.

The Company's Annual Report for the fiscal year ended March 31,
1995, including audited financial statements, is being mailed to you with this Proxy Statement on or about August 4, 1995.

We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and return your proxy promptly in the postage paid return envelope provided. You may revoke your proxy at any time prior to its exercise at the meeting by notice to the Company's Secretary, and, if you attend the meeting, you may vote your shares in person. You may also revoke your proxy by returning a duly executed proxy bearing a later date. Your proxy, if not revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein.

Only stockholders of record at the close of business on July 25, 1995, will be entitled to vote at the meeting. At the close of business on July 25, 1995, there were 17,503,454 shares of Common Stock of the Company outstanding, with each share of Common Stock being entitled to one vote on each matter to be voted upon. There is no right to cumulate votes as to any matter.

The candidates for director receiving a plurality of the votes of the shares present in person or represented by proxy will be elected (Proposal 1). An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of Proposal 2. For purposes of determining whether a matter has received a majority vote either of shares present or of all outstanding shares, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote on Proposals 1 and 2.

Stockholders of the Company will not have appraisal rights with respect to any of the proposals to be voted upon at the Annual
Meeting.

The Company has been advised by its directors and officers that they intend to vote the 962,495 outstanding shares of Common Stock which they hold or control, representing 5.5% of the total shares outstanding as of the record date, in favor of the Proposals presented in this Proxy Statement. See "Beneficial Ownership of Securities."

The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such persons. If requested, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.


          BENEFICIAL OWNERSHIP OF SECURITIES


The following table sets forth, as of July 25, 1995, the ownership of Common Stock of the Company by each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock, by each director, by each executive officer listed in the Summary Compensation Table below, and by all directors and officers as a group.

                                          Amount and Nature of        Percent
Name and Address                        Beneficial Ownership <F1>     of Class
- ----------------                         ----------------------       --------

Morgan Stanley Group, Inc., et. al.           1,744,000(1)              9.96%
1251 Avenue of the Americas
New York, NY

Fidelity International Limited, et. al.       1,715,667<F2>             9.80%
Pembroke Hall
42 Crow Lane
Hamilton, Bermuda

Jupiter Asset Management Limited              1,141,633<F3>             6.52%
Knightsbridge House
197 Knightsbridge
London SW7 1RB England

Dwight W. Makins                                375,000<F4>             2.14%
Beaurepaire House
Sherborne St. John
Basingstoke
Hampshire RG26 5EH
United Kingdom

Keith Brackpool                               1,193,795<F5>             6.82%
10535 Foothill Blvd.
Suite 150
Rancho Cucamonga, CA 91730

J.F.R. (Russ) Hammond                           392,700<F6>             2.24%
10 Compton Terrace
London N1 2UN
United Kingdom

Stephen D. Weinress                             165,000<F7>             0.94%
3333 Michelson Dr.
Irvine, CA  92715

Theodore W. Dutton                              236,000<F8>             1.35%
10535 Foothill Blvd.
Suite 150
Rancho Cucamonga, CA 91730

Susan K. Chapman                                100,000<F9>             0.57%
10535 Foothill Blvd.
Suite 150
Rancho Cucamonga, CA 91730

David Peterson                                  150,000<F10>            0.86%
19065 Portola Drive, Suite K
Salinas, CA 93908

All Directors and Officers                    2,612,495<F4><F5>        14.93%
as a Group (7 individuals)                             <F6><F7>
                                                    <F8><F9><F10>

- --------------------

<F1>    A Schedule 13G has been filed with the Securities and
        Exchange Commission indicating that Morgan Stanley Group, Inc. ("MS Group") may be deemed to be the indirect beneficial owner of 1,744,000 shares of Common Stock, arising from the indirect beneficial ownership of such shares by Morgan Stanley Asset Management Limited ("MSAM"), a subsidiary of MS Group. The address of MSAM is 25 Cabot Square, Canary Wharf, London E14 4QA,
        England. The Schedule 13G indicates that all such shares are held by MSAM in its capacity as an Investment Adviser, and that MS Group and MSAM share voting and investment power with respect to the shares which they may be deemed to beneficially own. MS Group and MSAM each disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934.

<F2>    Fidelity International Limited ("FIL") and FMR Corp.
        ("FMR") have each filed Schedule 13Ds and amendments thereto with the Securities and Exchange Commission indicating that, although they do not consider themselves to be acting as a "group," they hold, directly or indirectly, a total of 1,665,667 shares of Common Stock. The Schedule 13Ds state that FIL beneficially owns, as investment adviser or the parent of the investment adviser to certain international funds and international pension accounts, 1,665,667 shares of Common Stock and that such funds and accounts and FIL, as investment adviser to the funds and accounts, has sole voting and investment power as to all such shares. Neither FMR nor its subsidiary Fidelity Management & Research Company ("Fidelity") beneficially own any shares. According to the Schedule 13Ds, Mr. Edward C. Johnson 3d, who is Chairman of FIL and FMR, owns 24.9 percent of the outstanding voting common stock of FMR, and a partnership controlled by Mr. Johnson and members of his family own shares of FIL with the right to cast approximately 47.22 percent of the total votes which may be cast by shareholders of FIL. The
        Schedule 13Ds indicate that FIL was a subsidiary of Fidelity prior to June 30, 1980, at which time the shares of FIL held by Fidelity were distributed as a dividend to the shareholders of FMR, and that FIL currently operates as an entity independent of FMR and Fidelity. Fidelity purchased an additional 50,000 shares of Common Stock through a private placement effective July 24, 1995.

<F3>    Jupiter Asset Management Limited has filed a Schedule 13D
        with the Securities and Exchange Commission indicating that it holds such shares in its capacity as Discretionary Manager by virtue of its acquisition, in July 1994, of all of the business and assets of Queen Anne's Gate Asset Management Limited, which had previously acted as investment manager with respect to such shares.

<F4>    Includes 250,000 shares underlying presently exercisable
        options.

<F5>    Includes 750,000 shares underlying presently exercisable
        options.

<F6>    Includes 202,700 shares held by a corporation of which Mr.
        Hammond is an affiliate. Also includes 125,000 shares underlying presently exercisable options.

<F7>    Includes 125,000 shares underlying presently exercisable
        options.

<F8>    Includes 150,000 shares underlying presently exercisable
        options. Does not include 150,000 shares underlying conditional options held by Mr. Dutton, the conditions to the vesting of which have not yet been met.

<F9>    Includes 100,000 shares underlying presently exercisable
        options. Does not include 25,000 shares underlying conditional options held by Ms. Chapman, the conditions to the vesting of which have not yet been met.

<F10>   Includes 150,000 shares underlying presently exercisable
        options. Does not include 100,000 shares underlying conditional options held by Mr. Peterson, the conditions to the vesting of which have not yet been met.


                            PROPOSAL 1

                      ELECTION OF DIRECTORS


The Board of Directors has nominated the four persons listed below for election at the Annual Meeting to serve as directors for a term expiring at the 1996 Annual Meeting of Stockholders or until their respective successors are elected and qualified. Each nominee currently serves as a director and has agreed to serve as such for another term if elected.

Proxies will be voted for the election of the four nominees named below unless instructions are given to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named. Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.


DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information, the present occupation and business experience for the past five years of each director and executive officer, including Board nominees:


   Nominees for Director:

     Name                    Age     Position with the Company
     ----                    ---     -------------------------

     Dwight W. Makins         44     Chairman of the Board

     Keith Brackpool          38     Chief Executive Officer
                                     and Director

     J.F.R. Hammond           54     Director

     Stephen D. Weinress      54     Director



   Executive Officers:

     Name                   Age     Position with the Company
     ----                   ---     -------------------------

     Susan K. Chapman        42     Chief Financial Officer
                                    and Secretary

     Theodore W. Dutton      65     Vice President of Development

     David J. Peterson       42     Vice President of Agricultural
                                    Development

- ---------------------

Dwight W. Makins was elected as Chairman of the Board in December 1991. Mr. Makins currently serves as a director of King and Shaxson (Holdings) plc, a British bank and discount house. Prior to July 1988, he was managing director to John Govett & Co. Ltd. He is a director of a number of U.K. companies. Mr. Makins is a member of the Audit Committee and Compensation Committee of the Board of Directors.

Keith Brackpool is a founder of the Company, and has served as a member of the Company's Board of Directors since September 1986, and served as Chairman of the Board from 1989 through December 1991. From October 1989 until May 1991, Mr. Brackpool was employed as the President of Albert Fisher, Inc., a wholly-owned subsidiary of The Albert Fisher Group PLC, a U.K. corporation and was a director of The Albert Fisher Group PLC until May 31, 1991, when Mr. Brackpool resigned these positions in order to resolve certain personal financial positions unrelated to Albert Fisher or the Company. In this regard, Mr. Brackpool has served as an officer and principal of the general partner of 1334 Partners, Ltd., a California limited partnership which holds commercial real estate in Southern California and which underwent a bankruptcy reorganization under Chapter 11 in 1991 in order to restructure the payment terms of acquisition debt with the partnership's primary secured lender. Such restructuring was successfully completed, and the partnership emerged from Chapter 11 in December 1992. Following Mr. Brackpool's resignation from Albert Fisher, he was reappointed in December 1991 as Chief Executive Officer of the Company. In addition, from 1986 until March 1991, Mr. Brackpool was an executive officer and/or director of Corporate Data Sciences, Inc. (CDS), which was then registered under Section 12(g) of the Securities Exchange Act of 1934, and from 1987 until April 1991 Mr. Brackpool was a director of Consolidated Packaging Corporation (CPC), a publicly traded majority owned subsidiary of CDS. In April 1991, a bankruptcy petition was filed against CPC in the U.S. Bankruptcy Court, which was subsequently converted into a Chapter 11 filing by CPC.

J.F.R. Hammond was named to the Company's Board of Directors in December 1991. Since March 1987 Mr. Hammond has been self employed, and his business activities primarily involve private investments in various companies. Mr. Hammond also serves as Chairman of a Canadian oil and gas company traded on the Alberta exchange. Prior to March 1987, Mr. Hammond was managing director of Greenwell-Montagu Securities, a British brokerage firm. Mr. Hammond is a member of the Audit Committee and Compensation Committee of the Board of Directors.

Stephen D. Weinress was appointed a director of the Company in September 1993. Since 1984 he has been the Managing Director of L.H. Friend, Weinress, Frankson & Presson, Inc., an investment banking firm based in Irvine, California. Mr. Weinress is a member of the Audit Committee and Compensation Committee of the Board of Directors.

Susan K. Chapman became Chief Financial Officer and Secretary of the Company in November 1993. From 1985 until she joined the Company, Ms. Chapman served as Vice President of Operations and Controller of Agora Development, Inc., a private real estate development company, where she supervised all financial and operational aspects of the company. Prior thereto, she served for five years as Senior Accountant with the accounting firm of Price Waterhouse LLP, following which she served as a senior financial executive of a privately held manufacturing company.

Theodore W. Dutton has been an officer of the Company since December 1992. During the past fifteen years, Mr. Dutton has been the Chairman of the Board of a privately held real estate investment and management company in San Bernardino County, California. From July 1988 until September 1992, Mr. Dutton served as a director of Century MediCorp, Inc. a publicly held corporation which was merged into Foundation Health Corporation in October 1992. From October 1992 until January 1993, Mr. Dutton served as a director of Foundation Health Corporation. In March 1992, Mr. Dutton was appointed by Governor Wilson as Chairman of the Employment Training Panel for the State of California. Mr. Dutton served as Chairman of the San Bernardino County Private Industry Council from 1990 until 1993. In May 1995, Mr. Dutton was appointed by Governor Wilson as a Commissioner for the California Department of Fish and Game.

David J. Peterson joined the Company as Vice President of Agricultural Development in April 1994. Mr. Peterson has twelve years experience in the produce industry, most recently serving as Chief Operating Officer of the Procurement Division of Albert Fisher North America since 1990. In this capacity, Mr. Peterson directed purchases for and sales to Albert Fisher PLC North American Distributors, a produce distributor with aggregate annual sales of approximately $800 million. Previously, Mr. Peterson established a centralized product distribution network for Sysco (the largest U.S. food service distributor) in his capacity as General Manager - Procurement for Sysco between 1988 and 1990.

Based upon the Company's review of the reports and amendments on Forms 3, 4 and 5 furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, all such reports were filed in a timely manner by reporting persons.

Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified. There are no family relationships between any directors or current officers of the Company. Officers serve at the discretion of the Board of Directors.



MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended March 31, 1995, the Board of Directors held five formal meetings and held various telephone conferences. Each current director attended at least 75 percent of the meetings of the Board and at least 75 percent of the meetings of Board committees of which each was a member during his term.

The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Board does not have a nominating committee. Messrs. Makins, Hammond and Weinress serve on the Audit Committee, the purpose of which is to oversee preparation of the Company's financial statements. The Audit Committee met four times during the year ended March 31, 1995. Messrs. Makins, Hammond and Weinress serve on the Compensation Committee, the purpose of which is to establish salary and bonus compensation levels for the Company's executive officers. The Compensation Committee met four times during the year ended March 31, 1995.


EMPLOYMENT ARRANGEMENTS

Mr. Brackpool is compensated pursuant to a Compensation Agreement effective as of April 2, 1993. Under the terms of this Agreement, Mr. Brackpool initially received a base compensation of $16,666 monthly. Such compensation has been subsequently increased and is currently $23,333 per month. Mr. Brackpool also receives the use of an automobile owned by the Company.

Mr. Dutton is compensated pursuant to an Employment Agreement effective December 1, 1992 which provided for base compensation of $8,333 per month. Such compensation has subsequently been increased to $10,000 per month. This Employment Agreement also provided for cash bonuses of up to $175,000 conditioned upon the receipt of specified revenues from the resource development activities engaged in by Mr. Dutton on behalf of the Company.
Mr. Dutton also receives the use of an automobile owned by the Company.

Ms. Chapman is compensated pursuant to a letter agreement effective November 5, 1993 which provided for base compensation of $100,000 per annum. Such compensation has subsequently been increased to $110,000 per annum. Ms. Chapman also receives the use of an automobile owned by the Company.

Mr. Peterson is compensated pursuant to a two-year Employment Agreement effective April 11, 1994 which provided for initial base compensation of $150,000 per annum, which, after twelve months, is subject to adjustments at the discretion of the Chief Executive Officer of the Company. This Employment Agreement also provided for cash bonuses, including (i) an immediate bonus of $30,000, which was paid in fiscal 1995; (ii) conditional annual bonuses based on specific performance criteria; and (iii) other performance bonuses awarded at the discretion of the Board of Directors. Mr. Peterson also receives the use of an automobile owned by the Company.


COMPENSATION OF DIRECTORS

Mr. Brackpool does not receive any additional compensation for serving as a director of the Company.

Mr. Makins receives cash compensation for his services as Chairman pursuant to a Compensation Agreement effective April 2, 1993, which provides for base compensation of $50,000 per year, payable quarterly in advance, plus payment for certain additional services performed on behalf of the Company, at the rate of (i) $1,000 per day if such services are performed within the United Kingdom, or
(ii) $1,500 per day if such services are performed outside the United Kingdom. During the Company's 1995 fiscal year, Mr. Makins received total cash compensation of $70,500 pursuant to this Compensation Agreement. On May 3, 1994, Mr. Makins exercised 250,000 options and was awarded an additional 250,000 vested options which are exercisable for five years at an exercise price of $4.50 per share. See "Certain Relationships and Related Transactions."

Mr. Hammond receives cash compensation for his services as a Director pursuant to a Compensation Agreement effective April 2, 1993, which provides for compensation of $25,000 per year, payable quarterly in advance. During the Company's 1995 fiscal year, Mr. Hammond received total cash compensation of $25,000 pursuant to this arrangement. On May 3, 1994, Mr. Hammond exercised 125,000 options and was awarded an additional 125,000 vested options which are exercisable for five years at an exercise price of $4.50 per share. See "Certain Relationships and Related Transactions."

Mr. Weinress receives cash compensation for his services as a Director in the amount of $25,000 per year, payable quarterly in advance commencing as of July 1, 1994. During the Company's 1995 fiscal year, Mr. Weinress received total cash compensation of $18,750 pursuant to this arrangement. On May 3, 1994, Mr. Weinress exercised 125,000 options and was awarded an additional 125,000 vested options which are exercisable for five years at an exercise price of $4.50 per share. See "Certain Relationships and Related Transactions."

The exercise prices for all such options granted to directors reflected the trading price of the Company's Common Stock as of the date of grant.








                EXECUTIVE COMPENSATION

The tables and discussion below set forth information about the compensation awarded to, earned by, or paid to the Company's executive officers during the fiscal years ended March 31, 1993, 1994 and 1995.


                  Summary Compensation Table

                                                Annual         Long-term
                                             Compensation     Compensation
                                             ------------     ------------

     Name and                   Fiscal                            Stock
 Principal Position              Year    Salary<F1>   Bonus     Options
 ------------------              ----    --------     -----     -------

Keith Brackpool                  1995    $280,000     $    -0-   750,000
Chief Executive Officer          1994     202,083       50,000   500,000
                                 1993     180,000          -0-       -0-

Theodore W. Dutton<F2>           1995    $120,000     $    -0-   150,000
Vice President of Development    1994     101,666       10,000   325,000<F3>
                                 1993      33,333          -0-       -0-

David Peterson<F4>               1995    $150,000     $ 30,000   200,000<F5>
Vice President of
Agricultural Development

Susan K. Chapman<F6>             1995    $110,000     $    -0-    25,000<F7>
Chief Financial Officer          1994      40,542          -0-   100,000<F8>
and Secretary

- ----------------

<F1>   Does not include the dollar value of other annual
       compensation not properly categorized as salary or bonus, which consisted entirely during each fiscal year of perquisites and other personal benefits aggregating less than 10 percent of the total of annual salary reported for each of the above named executive officers for each fiscal year. See "Employment Arrangements".

<F2>   Mr. Dutton joined the firm in December 1992.  Salary
       reported for fiscal 1993 represents compensation for the period December 1992 through March 31, 1993.

<F3>   225,000 of the options granted to Mr. Dutton during
       the fiscal year ended March 31, 1994 were conditional options. 75,000 of such options have since vested.

<F4>   No disclosure for the fiscal years ended March 31,
       1993 and 1994 is provided for Mr. Peterson because he joined the Company after the end of the 1994 fiscal year, in April 1994.

<F5>   100,000 of the options granted to Mr. Peterson during
       the fiscal year ended March 31, 1995 were conditional options. 50,000 of such options have since vested.

<F6>   No disclosure for the fiscal year ended March 31,
       1993 is provided for Ms. Chapman because she joined the Company after the end of the 1993 fiscal year, in November 1993. Salary reported for fiscal 1994 represents compensation for the period November 1993 through March 31, 1994.

<F7>   The 25,000 options granted to Ms. Chapman during the
       fiscal year ended March 31, 1995 were conditional options, none of which have since vested.

<F8>   The 100,000 options granted to Ms. Chapman during the
       fiscal year ended March 31, 1994 were conditional options, all of which have since vested.


                 Option Grants in Last Fiscal Year


                                Percent                   Potential Realizable
                                of Total                    Value at Assumed
                                Options                      Annual Rates of
                                Granted   Exercise             Stock Price
                                   to      Price               Appreciated
                                Employees   Per                for  Option
                     Options    in Fiscal  Share  Expiration    Term <F6>
                     Granted      Year     ($/SH)    Date       ---------
Name                  <F1>        <F7>      <F4>     <F5>      5%       10%
- ----                 -------     -------   -----   --------  ------    -----

Keith Brackpool      750,000     40.60%    $4.50   5-2-99  $932,450  $2,060,471

Theodore W. Dutton   150,000      8.01%    $4.50   5-2-99  $186,490  $  412,094

David Peterson       200,000<F2> 10.68%    $4.25   4-28-99 $234,839  $  518,934

Susan K. Chapman      25,000<F3>  1.34%    $4.50   5-2-99  $ 31,082  $   68,682

- -----------------

<F1>   All options granted to the named officers were non-
       qualified options.

<F2>   Of this total, 100,000 options were immediately vested,
       and the vesting of the remaining 100,000 options was conditioned upon certain criteria to be established by the Board of Directors of the Company. In April, 1995, 50,000 of such conditional options became vested.

<F3>   The vesting of such options is conditioned upon certain
       criteria to be established by the Board of Directors of the Company.

<F4>   All options were granted at market value (average of
       closing bid and asked prices for the Company's Common
       Stock as reported by Nasdaq) at date of grant.

<F5>   All options have a fixed term of five years.

<F6>   Potential gains are reported net of the option exercise
       price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

<F7>   Also, includes options granted to directors and consultants during the fiscal year.



           Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                                                                 Value of
                                               Number of        Unexercised
                                              Unexercised      In-the-Money
                                               Options at       Options at
                                               FY-End (#)       FY-End (#)
                                              -------------    ------------
                    Shares
                   Acquired
                      on          Value      Exercisable/      Exercisable/
  Name            Exercise(#)  Realized($)   Unexercisable   Unexercisable<F2>
- --------         ------------  -----------  ---------------   ---------------

Keith Brackpool     500,000   $1,625,000<F1>    750,000/-0-       $-0-/$-0-

Theodore W. Dutton  150,000   $  487,500<F1>  150,000/150,000   $-0-/$454,500

David Peterson        -0-          $-0-       100,000/100,000  $30,000/$30,000

Susan K. Chapman      -0-          $-0-       100,000/25,000    $128,000/$-0-

- ----------------

<F1>   Based on the $4.50 average of the NASDAQ closing bid
       and asked prices per share at date of exercise.

<F2>   Based on the $4.28 average of the NASDAQ closing bid
       and asked prices per share at fiscal year-end.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the Company's fiscal year ended March 31, 1995, all decisions concerning executive officer compensation were made by the Compensation Committee of the Board of Directors. The members of such committee were Messrs. Makins, Weinress and Hammond, all of whom are non-employee directors. Mr. Makins serves as Chairman of the Board. See "Directors and Executive Officers."


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has furnished the following report on executive compensation<F1>:

The Company's business plan has been designed to promote the maximization of the long-term value of the Company's properties. As such, the Compensation Committee believes that compensation to the Company's executive officers should be designed to encourage and reward management's efforts to promote the fulfillment of the Company's business plan and position the Company for long-term growth. Such a compensation program helps to achieve the Company's business and financial objectives and also provides incentives needed to attract and retain well-qualified executives in a highly competitive marketplace. To this end, the Company has developed a compensation program with three primary components: base salary, performance based cash awards and long-term incentives.

- ------------------
[FN]

<F1>  This report shall not be deemed incorported by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts.

[/FN]

The Board of Directors has formed a Compensation Committee which is responsible for reviewing and establishing the compensation payable to the Company's executive officers, including the Chief Executive Officer. For executive officers other than the Chief Executive Officer, the Compensation Committee establishes compensation levels based, in part, upon the recommendations of the Chief Executive Officer.

BASE SALARY. An effort is made to establish base salary levels for all executive officers so as to be competitive with the salaries of executives of other companies with similarly sized asset portfolios and to ensure the continued services of key individuals. See "Employment Arrangements" for terms of all agreements regarding executive compensation. No specific or set formula has been used to tie base salary levels to precise measurable factors. Adjustments to an executive officer's base salary, once established, can be made at the discretion of the Compensation Committee, based upon such factors as position and responsibility, salary history and cost of living increases.

Where applicable, the Committee may also consider the particular past performance of the officer, both in adjusting base salary levels and in determining additional incentive compensation, such as the cash awards and long term incentives discussed below. In view of the relatively small number of senior Company officers, the performance of each executive officer can be linked to the overall performance of the Company. For compensation purposes, the Compensation Committee does not believe that overall Company performance can be measured as a function of short-term profits or losses, as the Company holds its assets for long-term maximization of values and is currently not receiving significant revenues from operations. Rather, the Company's overall performance during any period is more appropriately measured through a subjective evaluation of the progress made by the Company during such period toward the achievement of its long range business goals, taking into account the general economic climate.

During fiscal 1995, the Company was able to place itself in a significantly improved position for ultimate realization of its long-range goals through progress in negotiations for the transfer of surplus water to third parties, through additional property acquisitions, and through additional development of its Cadiz properties.

Subsequent to fiscal 1994 year end, the Company's Chief Executive Officer was granted an increase in base salary from $16,666 to $18,750 monthly, reflecting, in part, the Company's improved performance during fiscal 1994, and, in part, the fact that two years had elapsed since the last such adjustment. During fiscal 1995, such compensation increased to $23,333 monthly due to the complexity of the issues which were being handled and the progress made toward the realization of the Company's goals.

PERFORMANCE BASED CASH AWARDS. The Compensation Committee believes that incentives should be offered to executives which are related to improvements in Company performance that yield increased value for stockholders. Although the Compensation Committee relies primarily upon the grant of incentive stock options to reward executive performance (see "Long-Term Incentives", below), under certain circumstances, the Compensation Committee will utilize performance based cash awards from time to time to provide additional incentives. No such discretionary awards were made during fiscal 1995.

Although, as discussed above, overall Company performance is not readily measurable on an objective basis, objective criteria can currently be applied to certain parts of the Company's development operations. For executive officers with responsibility in these areas (including the Company's Vice President of Development and Vice President of Agricultural Development), the Company has entered into compensation agreements which provide for specific non-discretionary cash bonuses upon achieving specified goals.
See "Employment Arrangements". The Company does not use such non-discretionary arrangements with executive officers whose responsibilities are more general in nature, such as the Chief Executive Officer and Chief Financial Officer.

LONG-TERM INCENTIVES. The primary form of incentive compensation offered by the Company to executives consists of long-term incentives in the form of stock options. This form of compensation is intended to help retain executives and motivate them to improve the Company's long-term performance and hence long-term stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases.

The Committee views the grant of stock options as both a reward for past performance and an incentive for future performance. Stock options granted by the Company may vest immediately upon grant, or upon the achievement of certain specific performance goals. The 750,000 options granted to the Company's Chief Executive Officer during the 1995 fiscal year vested immediately upon grant. However, in the case of the Company's Chief Financial Officer, the 25,000 options granted during fiscal 1995 vest only upon the satisfaction of subjective performance criteria. In the case of executive officers who perform services more readily measurable by objective criteria, a portion of the options granted vest only upon the achievement of stated performance goals. The Company's Vice President of Development and Vice President of Agricultural Development have both been granted non-vested options in this form, along with vested options.

Options granted by the Company during fiscal 1995, whether vesting immediately or contingently, are exercisable for a period of five years from grant. An additional 100,000 options, with similar conditions, have been issued subsequent to the end of fiscal 1995 to an executive officer and an employee. The Board of Directors anticipates that options may again be granted in the future when and as the Company is able to do so, in order to provide executives with additional long-term incentives.

                            THE COMPENSATION COMMITTEE

                            Dwight W. Makins, Chairman
                            Stephen D. Weinress
                            J.F.R. Hammond


STOCK PRICE PERFORMANCE

The stock price performance graph below compares the cumulative total return of the Company's Common Stock against the cumulative total return of the Nasdaq US index and the Nasdaq Non-Financial index for the past five fiscal years. The graph indicates for each index a measurement point of March 30, 1990, and assumes a $100 investment on such date in the Company's Common Stock and in each index. With respect to the payment of dividends, the Company has not paid any dividends, but the Nasdaq US index and Nasdaq
Non-Financial index assume that all dividends were reinvested.
The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

                             STOCK PRICE PERFORMANCE GRAPH
                            [Performance Graph Appears Here]

Company and
  Indices            3/30/90   3/28/91   3/31/92   3/31/93    3/31/94   3/31/95
- -----------          -------   -------   -------   -------    -------   -------

CLCI Stock Price       100      63.415    37.805      8.780    35.122    34.693

Nasdaq US Index        100     114.205   145.600    167.278   180.592   201.297

Nasdaq Non-
  Financial Index      100     118.192   147.128    158.603   174.070   190.162






             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Since March 31, 1994, the Company has sold a total of 50,000 shares of stock at $4.00 per share in a private placement to Fidelity Investment Services, whose affiliates have filed a Schedule 13D with the Securities and Exchange Commission indicating that they hold in excess of 5 percent of the Company's outstanding Common Stock in their capacity as discretionary manager for a number of investment funds. See "Beneficial Ownership of Securities."

In February 1995, L.H. Friend, Weinress & Frankson, Inc. ("L.H. Friend"), an investment banking firm which is an affiliate of Mr. Weinress, entered into an agreement with the Company pursuant to which L.H. Friend provided investment banking services with respect to the development by the Company of its water resources at its Piute property. As compensation for these services, the Company agreed to pay to L.H. Friend a retainer fee of $2,000 per month through July 31, 1995.

In August 1994, the Company entered into an agreement with Prudential Securities Incorporated ("Prudential") pursuant to which Prudential has agreed to provide the Company with financial advisory services, including services relating to the financing of the Company's Cadiz water project. L.H. Friend has separately entered into an agreement with Prudential whereby Prudential will pay to L.H. Friend 25% of any debt placement fees which it may receive in connection with such financing, after deduction of aggregated monthly retainer fees payable by the Company to Prudential.

On May 3, 1994, the Company granted a total of 1,425,000 new incentive stock options at the exercise price of $4.50 per share (representing the fair market value as of the date of such grant) to Messrs. Brackpool, Makins, Hammond, Weinress, Dutton and Ms. Chapman. Concurrently with the grant of such options, the Company received a notice of exercise from each of these individuals other than Ms. Chapman with respect to a total of 1,150,000 previously outstanding options. The aggregate exercise price of the options so exercised was $1,656,250. See "Compensation of Directors" and "Executive Compensation".

The Company was able, through this exercise of outstanding options, to raise additional capital while concurrently increasing management's stake in the Company's equity. Management utilized the proceeds from these option exercises, which provided in excess of $1.6 million in cash to the Company, to fund its capital projects related to development of its water transfer projects, production well development, development of further agricultural acreage and purchase of additional acreage.

The grant by the Company of additional incentive stock options was intended, as well, to provide compensation in a manner designed to preserve the cash resources of the Company while providing significant ongoing performance incentives for management performance based upon an increase of the Company's value to its stockholders.

The Company believes that the terms of the foregoing transactions and all fees paid to or by any affiliated person were at least as favorable to the Company as those which would have been paid to or by unaffiliated third parties.



                            PROPOSAL 2

                APPROVAL OF INDEPENDENT AUDITORS


The Board of Directors is recommending the ratification of its selection of Price Waterhouse LLP as the Company's independent certified public accountants to audit the financial statements of the Company for the 1996 fiscal year. Although ratification of the choice of auditors is not required, the Board believes such ratification to be in the best interests of the Company. In the event such approval of stockholders is not received, the Board will select another firm to audit the Company's financial statements. Price Waterhouse LLP has advised the Company that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors. A representative of Price Waterhouse LLP is expected to be present and available to answer appropriate questions at the Annual Meeting, and will be given the opportunity to make a statement if desired.


                         OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.


                     STOCKHOLDER PROPOSALS

Any stockholder who wishes to present resolutions to be included in the proxy statement for the Company's next Annual Meeting (for the fiscal year ending March 31, 1996) must file such resolutions with the Company not later than May 2, 1996.


                     ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (the "10-K"). Exhibits to the 10-K will be made available to stockholders for a reasonable charge upon their written request to the Company,
Attention: Ms. Susan K. Chapman, 10535 Foothill Boulevard, Suite 150, Rancho Cucamonga, California 91730.


Rancho Cucamonga, California            By Order of the Board of Directors
July 27, 1995



                       CADIZ LAND COMPANY, INC.
                 10535 Foothill Boulevard, Suite 150
                  Rancho Cucamonga, California 91730

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, as owner of shares of Common Stock of Cadiz Land Company, Inc., a Delaware corporation (the "Company") hereby acknowledges receipt of the Proxy Statement and the notice of the shareholders meeting to be held on September 22, 1995, at 9:00 a.m. local time, at the Westwood Marquis Hotel and Gardens, 930 Hilgard Avenue, Los Angeles, California
90024, and hereby further revokes all previous proxies and appoints Keith Brackpool and/or Susan K. Chapman as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

(1) For the election of the following persons as directors of the Company to serve until the 1996 annual meeting of shareholders or until their respective successors shall have been elected and qualified.

   Dwight W. Makins, Keith Brackpool, J.F.R. Hammond, Stephen D. Weinress

      [ ]  AUTHORITY GRANTED to          [ ]  AUTHORITY WITHHELD to
           vote for all nominees              vote for all nominees
           listed above, except               listed above.
           as indicated to the
           contrary below.


 (INSTRUCTION: TO VOTE AGAINST ANY NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


      -------------------------------------------------------------

(2)   The approval and adoption of a resolution appointing Price
      Waterhouse LLP as the independent Certified Public Accountant of the Company until otherwise terminated by action of the Board of Directors of the Company or by action of the Shareholders of the Company.

             [ ]  FOR         [ ]  AGAINST          [ ]  ABSTAIN

(3) In their discretion upon such other matters as may properly come before this meeting.

                     (Continued on the reverse side)

                       (Continued from other side)

                                     THE SHARES REPRESENTED BY THIS PROXY WILL
                                     BE VOTED AS YOU HAVE INDICATED ABOVE.  IF
                                     NO INDICATION HAS BEEN MADE, THE SHARES
                                     REPRESENTED BY THIS PROXY WILL BE VOTED
                                     FOR THE ABOVE NOMINEES AND IN FAVOR OF
                                     SUCH PROPOSALS AND AS SAID PROXY DEEMS
                                     ADVISABLE ON SUCH OTHER PROPER BUSINESS
                                     AS MAY COME BEFORE THE MEETING.

                                     Dated:                          , 1995
                                            ------------------------

                                     --------------------------------------

                                     --------------------------------------
                                     (Sign exactly as your name appears on
                                           your share certificate.)

     When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.